EXHIBIT 4.2

                       ANDREW GLASGOW EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT


      THIS  AGREEMENT  made  effective  as of the 13th day of  April,  1999 (the
"Effective Date") by and between Happy Kids Inc., a New York corporation with its principal place of business at 100 West 33rd Street, Suite 1100, New York, New York 10001 (the "Company"), and Andrew Glasgow, an individual residing at 47 Peach Orchard Drive, East Brunswick, New Jersey 08816 (the "Employee").

                                   WITNESSETH:

      WHEREAS, the Company desires to secure the employment of the Employee in accordance with the provisions of this Agreement; and

      WHEREAS, the Employee desires and is willing to accept employment with the Company in accordance herewith.

      NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. TERM. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company pursuant to the terms and conditions of this Agreement as a Vice President of the Company and President of the Glasgow Division of the Company (the "Division"), or in a position at least commensurate therewith in all material respects, for a term commencing on the Effective Date hereof and expiring on the fifth anniversary thereof (the "Term"), provided that the Employee is elected to such office, or a comparable or higher office, at each annual meeting of the Board of Directors of the Company (the "Board of Directors") during the Term of this Agreement. If the Employee shall not be so elected at any such annual


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meeting of the Board of Directors,  the Employee's  employment  hereunder  shall forthwith terminate and the Company shall be obligated to compensate the Employee in accordance with Section 6(a) of this Agreement.

      2.  POSITIONS AND DUTIES.

            (a) Duties. The Employee's duties hereunder shall be those which shall be prescribed from time to time by the Board of Directors in accordance with the bylaws of the Company and shall include such executive duties, powers and responsibilities as customarily attend the office of Vice President of a company comparable to the Company. The Employee will hold, in addition to the offices of Vice President of the Company and President of the Division, such other executive offices in the Company and its subsidiaries to which he may be elected, appointed or assigned by the Board of Directors from time to time and will discharge such executive duties in connection therewith. During the employment period, the Employee's position (including status, offices and reporting requirements) and authority shall be at least commensurate in all material respects with the most significant of those mutually agreed upon by the Employee and the Company as of the Effective Date; provided, however, that, consistent with the Company's policy with respect to all employees, Employee shall report exclusively to Jack Benun, Mark Benun, Isaac Levy and the Board of Directors of the Company. The Employee shall devote his full working time, energy and skill (reasonable absences for vacations and illness excepted), to the business of the Company as is necessary in order to perform such duties; provided, however, that notwithstanding any provision in this Agreement to the contrary, the Employee shall not be precluded from devoting reasonable periods of time required for: (i) owning and managing personal investments including real estate and (ii) serving as a member of boards of


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companies or organizations which have been approved by the Board of Directors so long as such memberships or activities do not interfere with the performance of the Employee's duties hereunder.

            (b) Board  Nomination.  So long as the  Employee  is serving as Vice
President of the Company and President of the Division and the Company is subject to the reporting requirements of Securities Exchange Act of 1934, as amended, the Company will use its commercially reasonable efforts to obtain the nomination and election of the Employee as a director of the Company. In the event that the Employee is elected as a director of the Company, the Employee shall perform all duties incident to such directorship. The Company shall maintain director and officer liability insurance and shall indemnify Employee for all acts or omissions taken as an officer or director of the Company to the fullest extent permitted by law.

      3. COMPENSATION. During the Term of this Agreement, the Employee shall receive, for all services rendered to the Company hereunder, the following (hereinafter referred to as "Compensation"):

            (a) Base Salary. For the Term hereof, the Employee shall be paid an annual base salary equal to at least two hundred fifty thousand dollars ($250,000.00). The Employee's annual base salary shall be payable in equal installments in accordance with the Company's general salary payment policies but no less frequently than monthly.

            (b) Divisional Profits. Subject to the provisions of Section 3(i), 3(j) and 3(k), for the Term, the Employee shall also receive, in quarterly payments, subject to annual adjustment, an amount equal to ten percent (10%) of the annual pre-tax profits (the "Divisional Profits") derived by the Company directly attributable to: (i) sales of merchandise produced


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under licenses  assigned to the Company  pursuant to that certain Asset Purchase
Agreement dated the date hereof (the "Asset Purchase Agreement") by and among the Company, on the one hand, and Employee and D. Glasgow & Sons, Inc., on the other hand; (ii) sales of merchandise produced under any of the Company's other license arrangements that are assigned to the Division and which shall include, without limitation, sales of merchandise produced under the Company's license arrangements with the World Wrestling Federation that relate to orders written up after the date of this Agreement; and (iii) any merchandise produced by the Seller (as defined in the Asset Purchase Agreement and including any successor of, or replacement or substitute for, Seller, approved in writing by Employee and the Company), in accordance with the terms of that certain Letter Agreement, dated the date hereof, by and among the Company, the Seller and the Employee
(the "Division Sales"). Such Divisional Profits shall be calculated using the Company's usual and customary accounting practices in accordance with generally
accepted  accounting   principles;   provided,   however,  that:  (i)  all  cost
allocations (including for example, but not limited to, back office expenses, interest charges, factoring charges and warehousing charges) used in calculating Divisional Profits shall be no greater than the actual cost of such allocations to the Company and shall be proportionate to total sales by the Company; and
(ii) any and all warehousing costs and expenses incurred by the Company, specifically identified as incurred with respect to Division Sales shall be fully allocated and charged to the Division when calculating Divisional Profits.

            (c) Import Sales Profits. Subject to the provisions of Section 3(j) and 3(k), the Employee shall further receive, in quarterly payments, subject to annual adjustment, an amount (the "Import Sales Profits") equal to a percentage (the "Percentage"), as set forth below,


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of all annual net sales (gross sales less allowances,  discounts and returns) of the Division that are derived from sales of merchandise that is: (i) produced under licenses assigned to the Company pursuant to the Asset Purchase Agreement; or (ii) sales of merchandise produced under any of the Company's other license arrangements that are assigned to the Division and which shall include, without
limitation,   sales  of  merchandise   produced  under  the  Company's   license
arrangements with the World Wrestling Federation that relate to orders written up after the date of this Agreement, provided that: (A) such net sales have generated a gross margin (net of royalties) (the "Import Sales Gross Margin") for the Company, when taken as a whole, equal to the Import Sales Gross Margin associated with each respective Percentage, as set forth below; (B) such net sales are directly attributable to import production; and (C) such net sales are deemed to be a "full complete package of finished garment," as such term is generally understood in the children's clothing industry.

      For purposes of clarification, the Import Sales Gross Margin shall be arrived at as follows:

                  (i)   gross sales

          less    (ii)  the sum of allowances,  discounts and returns related to such gross sales

          equals  (iii) net sales

          less    (iv)  cost of goods  sold  related  to such net  sales  (which amount shall be calculated in accordance with generally accepted accounting principles and shall include, among other costs, the royalty payments associated with the sale of such products)

          equals  (v)   Import Sales Gross Margin.


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      For the purposes of this Section  3(c),  the following  Percentages  shall apply:

            Range of Import Sales Gross Margin                  Percentage
            ----------------------------------                  ----------

             25% or greater                                        2.0%
             24% or greater, but less than 25%                     1.5%
             23% or greater, but less than 24%                     1.0%
             10% or greater, but less than 23%                     0.5%
             less than 10%                                         0.0%

            (d) Bonuses. The Employee shall also be eligible for bonuses commensurate with other executive officers. The amount of such bonuses, if any, shall be solely within the discretion of the Board of Directors or, if formed, the Compensation Committee thereof.

            (e) Incentive Compensation. The Employee shall also be eligible for awards from the Company's incentive compensation plans, including without limitation any stock option plans, applicable to high level executive officers of the Company or to key employees of the Company or its subsidiaries, in accordance with the terms thereof and on a basis commensurate with his position and responsibilities.

            (f) Benefits. The Employee and his "dependents," as that term may be defined under the applicable benefit plan(s) of the Company, shall be included, to the extent eligible thereunder, in any and all plans, programs and policies which provide benefits for employees and/or executive officers and directors and their dependents. Such plans, programs and policies may include 401(k), pension, health care insurance, long-term disability plans, life insurance, supplemental disability insurance, supplemental life insurance, holidays and other similar or comparable benefits made available to the Company's employees.

            (g) Expenses. Subject to and in accordance with the Company's policies and procedures, the Employee hereby is authorized to incur, and, upon presentation of itemized


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accounts,  shall  be  reimbursed  promptly  by the  Company  for,  any  and  all reasonable and necessary business-related expenses, which expenses are incurred by the Employee on behalf of the Company or any of its subsidiaries.

            (h) Calculation of Compensation. The calculation of all Compensation amounts due to Employee under this Agreement shall be determined first by those uninterested, outside directors named to the Company's Compensation Committee (and in the event the Company ceases to have formed a Compensation Committee, then by those uninterested, outside members of the Company's Board of Directors); and second, if such uninterested outside directors cannot reach agreement that is mutually acceptable to each of the Employee and the Company, then by an independent third party auditor, to be mutually acceptable to the Employee and the Company, whose determination shall be conclusive, subject to remedies Employee may otherwise have under this Agreement. Any and all costs incurred in resolving disputes regarding the calculation of Compensation under this Section 3(h) shall be borne by the non-prevailing party.

            (i) It is understood and agreed that any and all sales for which Employee is entitled to an Import Sales Profit pursuant to Section 3(c) hereof shall not be included in the calculation of any Divisional Profits owed Employee under Section 3(b) hereof.

            (j) The estimated quarterly amounts paid Employee during each calendar year with respect to Divisional Profits or Import Sales Profits shall be adjusted at the end of each such calendar year to reflect the cumulative annual Divisional Profits or Import Sales Profits amounts actually owed Employee for each respective calendar year. Company agrees to promptly remit to Employee additional amounts owed Employee, if any, pursuant to such annual calculations and


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Employee  agrees  that the  Company  may,  at its  option,  require  Employee to promptly remit to Company any amount owed Company pursuant to such annual calculations or to offset future payments of Divisional Profits or Import Sales Profits owed Employee with respect thereto.

      (k) The Company hereby agrees that to the extent Employee is owed Divisional Profits or Import Sales Profits hereunder, the Company will pay, as a reduction to such amounts owed Employee, those expenses (the "Expenses") that are required to be incurred by Employee pursuant to Section 5 of that certain Consent to Assignment and Assumption of NBA License, dated April 8, 1999 (the "NBA License"), when and as due. In the event the Company enters into cross licenses with respect to the NBA License, the Company agrees to discuss with Employee the sharing of any Expenses subsequently incurred by Employee.

      4. ABSENCES. The Employee shall be entitled to vacations, absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company's employment manual or current procedures and policies, as the case may be, as same may be amended from time-to-time.

      5. TERMINATION. In addition to the events of termination and expiration of this Agreement provided for in Section 1 hereof, the Employee's employment hereunder may be terminated only as follows:


      (a) Without Cause. The Company may terminate the Employee's employment hereunder without Cause only upon action by the Board of Directors, and upon no less than sixty (60) days prior written notice to the Employee. The Employee may terminate employment hereunder without Cause upon no less than sixty (60) days prior written notice to the Company.


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      (b) For Cause,  by the Company.  The Company may terminate the  Employee's employment hereunder for Cause immediately and with prompt notice to the Employee. "Cause" for termination shall mean the following conduct of the
Employee:

          (1) A material breach of Section 8 of this Agreement by the Employee, or Employee's failure to devote his full working time, energy and skill (reasonable absences for vacations and illness excepted), as required by and subject to Section 2(a) hereof, to the business of the Company;

          (2) Willful misconduct as an employee of the Company involving: (i) misappropriating any funds or property of the Company; (ii) attempting to obtain any personal profit from any transaction in which the Employee has an interest which is adverse to the Company; and (iii) any other knowing and willful act that materially financially injures the Company;

          (3) Conviction of, or a plea of guilty or nolo contendre to a felony (other than traffic violations).

      (c) For Good Reason by Employee. The Employee may terminate employment hereunder for good reason immediately and with prompt notice to the Company. "Good reason" for termination by the Employee shall include, but is not limited to, the following conduct of the Company:

          (1) Material breach of any provision of this Agreement by the Company, which breach, if susceptible to cure, shall not have been cured by the Company within thirty (30) days of receipt of written notice of said breach;


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          (2) Failure to maintain the Employee in a position  commensurate  with that referred to in Section 2 of this Agreement without his consent; or

          (3) The assignment to the Employee without his consent of any duties inconsistent with the Employee's position, authority, duties or responsibilities as contemplated by Section 2 of this Agreement, the relocation of Employee to a location one hundred (100) miles or more from the Company's offices at 100 West 33rd Street, New York, New York, or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities, excluding for this purpose any isolated action not taken in bad faith and which is promptly remedied by the Company after receipt of notice thereof given by the Employee.

      (d) Death. The period of active employment of the Employee hereunder shall terminate automatically in the event of his death.

      (e) Disability. In the event that the Employee shall be unable to perform duties hereunder for a period of one hundred eighty (180) days in any calendar year by reason of disability as a result of illness, accident or other physical or mental incapacity or disability, as determined by an independent physician reasonably acceptable to Company and Employee, the Company may, in its discretion, by giving written notice to the Employee, terminate the Employee's employment hereunder as long as the Employee is still disabled on the effective date of such termination.

      (f) Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the Employee and the Company.

      6. COMPENSATION IN THE EVENT OF TERMINATION. In the event that the Employee's employment pursuant to this Agreement terminates prior to the end of the Term of this


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Agreement  because  he is not  reelected  pursuant  to Section 1 or for a reason provided in Section 5 hereof, the Company shall pay the Employee compensation as set forth below:

      (a) Employee not Elected by Board of Directors; By Employee for Good Reason; By Company Without Cause . In the event that the Employee's employment hereunder is terminated: (i) because the Employee is not elected to the offices of Vice President of the Company and President of the Division, or in a position at least commensurate therewith in all material respects, at any annual meeting of the Company's Board of Directors during the Term of this Agreement, as contemplated by Section 1 hereof and without Employee's consent; (ii) by the Employee for good reason pursuant to Section 5(c) hereof; or (iii) by the Company without Cause, then the Company shall continue to pay or provide, as applicable, the following compensation to the Employee for the remainder of the unexpired Term:

          (1) Base Salary, Divisional Profits and Import Sales Profits and all other Compensation and expenses; and

          (2) Continuing coverage for the Employee and his eligible dependents under all of the Company's benefit plans, programs and policies in effect as of the date of termination.

          Such compensation shall continue to be paid or provided, as applicable, in the same manner as before termination, and for a period of time ending on the date when the Term of this Agreement would otherwise have expired in accordance with Section 1 of this Agreement. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 6(a) by seeking employment or otherwise, nor shall any amounts received


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from  employment  or  otherwise  by  the  Employee  offset  in  any  manner  the obligations of the Company hereunder.

      (b) By Company Upon Termination of Agreement Due to Employee's Death or Disability During The Term. In the event of the Employee's death or if the Company shall terminate the Employee's employment hereunder for disability pursuant to Section 5(e) hereof during the Term, Company shall pay Employee a lump sum payment of $2.0 million; provided, however, that such payment to Employee pursuant to this Section 6(b) is contingent upon Employee qualifying for such insurance coverage and Company's ability to obtain, at commercially reasonable rates for an individual of Employees' age and in good health, term life and disability insurance covering the Employee, in the face amount of $2.0 million. Upon termination of Employee's employment hereunder, due to the death or disability of Employee, no other Compensation shall be owed by the Company to the Employee. The Company covenants and agrees to use commercially reasonable efforts to obtain insurance coverage under this Section 6(b) as soon as practicable upon the execution hereof; provided, however, that in the event that Employee is deceased or becomes disabled prior to the time such insurance is in effect, Company shall not be liable to the Employee hereunder.

      (c) By Company For Cause or By Employee Without Good Reason. In the event that (i) the Company shall terminate the Employee's employment hereunder for Cause pursuant to Section 5(b) hereof or (ii) the Employee shall terminate employment hereunder without "good reason" as provided in Section 5(c) hereof, the Company shall not be obligated to pay the Employee any compensation except for salary and other Compensation which may have


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been  earned and are due and  payable on goods  which  have been  booked  and/or shipped but which have not been paid as of the date of termination.

      7. EFFECT OF TERMINATION. In the event of expiration or early termination of this Agreement as provided herein, neither the Company nor the Employee shall have any remaining duties or obligations hereunder except that:

      (a) The Company shall:

          (1) Pay the Employee's accrued salary and any other accrued benefits under Section 3 hereof;

          (2) Reimburse the Employee for expenses already incurred in accordance with Section 3(g) hereof;

          (3) Pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with Section 6 under any benefit plan of which the Employee or any of his dependents is or was a participant; and

          (4) Pay the Employee or his beneficiaries the Compensation due pursuant to Section 6 hereof; and

      (b) To the extent provided for herein, the Employee shall remain bound by the terms of Section 8 hereof and Exhibit A attached hereto.

      8. RESTRICTIVE COVENANT. (a) The Employee acknowledges and agrees that he has access to secret and confidential information of the Company and its subsidiaries and that the following restrictive covenant is necessary to protect the interests and continued success of the Company. Except as otherwise expressly consented to in writing by the Company, until the termination of the Employee's employment (for any reason and whether such employment was


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under this Agreement or otherwise) and  thereafter for  twenty-four  (24) months
(the "Restricted Period"), the Employee shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation or other business entity:

          (i) engage, in any state or territory of the United States of America or other country where the Company is doing business (determined as of the date the Employee's employment with the Company terminates), in direct or indirect competition with the business conducted by the Company or activities which the Company plans to conduct within one (1) year of termination (determined as of the date the Employee's employment with the Company terminates) of which Employee has knowledge;

          (ii) request or otherwise attempt to induce or influence, directly or indirectly, any present customer, supplier or licensor, or prospective customer, supplier or licensor, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might be to the material disadvantage of the Company; or

          (iii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any Employee of the Company or any Affiliate, as such term is defined in the Securities Act of 1933, as amended, to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company.

      (b) In the event that either the geographical area or the Restrictive Period set forth in Section 8(a) of this Agreement is deemed to be unreasonably restrictive in any court


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proceeding,  the court may reduce such geographical area and Restrictive  Period to the extent which it deems reasonable under the circumstances.

      (c) Nothing in this Section 8, whether express or implied, shall prevent the Employee from being a holder of securities of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended; provided, however, that the Employee holds of record and beneficially less than five percent (5%) of the votes eligible to be cast generally by holders of securities of such company for the election of directors.

      (d) The Employee, as a condition of his continued employment, acknowledges and agrees that he has reviewed and will continue to be bound by all of the provisions set forth in Exhibit A attached hereto, which is incorporated herein by reference and made a part hereof as though fully set forth herein, during the Term of this Agreement, and any time hereafter.

      (e) Employee acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 8 by Employee the Company may suffer irreparable harm and therefore, the Company shall be entitled, to the extent permissible by law, to obtain immediate injunctive relief restraining the Employee from conduct in breach or threatened breach of the covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

      9. RESOLUTION OF DIFFERENCES OVER BREACHES OF AGREEMENT. Except as otherwise provided herein, any controversy or claim arising out of, or relating to, this Agreement, or the breach hereof, shall be reviewed in the first instance in accordance with the Company's internal review procedures, if any, with recourse thereafter--for temporary or preliminary injunctive relief


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only--to the courts having  jurisdiction  thereof,  and if any relief other than injunctive relief is sought, then to arbitration in New York County, New York in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

      10. WAIVER. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

      11. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by the Employee or his legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Employee may not assign any of his duties, responsibilities, obligations or positions hereunder to any person and any such purported assignment by him shall be void and of no force and effect.


      12. NOTICES. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested--in the case of the Employee, to his residence address as set forth below, and in the case of the Company, to the address of its principal place of business as set forth below, in care of the Board of Directors--or to such other person or at such other address with respect to each party as such party shall notify the other in writing.


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      13. CONSTRUCTION OF AGREEMENT.

      (a) Governing Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the internal laws of the State of New York without reference to its principles regarding conflicts of law.

      (b) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      (c) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

      14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties concerning the Employee's employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the Board of Directors shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company's rights to terminate or to fail to extend this Agreement.

                                  * * * * * *

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and attested by its duly authorized officers, and the Employee has set his hand, all as of the day and year first above written.



ATTEST:                             Happy Kids Inc.


/s/ Stuart Bender                   By:/s/ Jack M. Benun
------------------------------         -----------------------------------
Stuart Bender, Chief Financial         Jack M. Benun, President
      Officer

                                    Address:
                                            -------------------------------

                                            -------------------------------

                                            -------------------------------


WITNESS:                            EMPLOYEE


/s/ Richard Frazer                  /s/ Andrew Glasgow
------------------------------      ---------------------------------------
                                    Andrew Glasgow

                                    Address:
                                            -------------------------------

                                            -------------------------------

                                            -------------------------------

                                                                       EXHIBIT A

                                 Happy Kids Inc.

                                   EMPLOYEE'S
                    INVENTION ASSIGNMENT AND CONFIDENTIALITY
                                    AGREEMENT

      In consideration of my employment or continued employment by Happy Kids Inc., a New York corporation or any subsidiary or parent corporation thereof (the "Company"), I hereby represent and agree as follows:

      1. I understand that the Company is engaged in the business of designing and distributing children's apparel, and that I may have access to or acquire information with respect to Confidential Information (as defined below), including processes and methods, development tools, scientific, technical and/or business innovations.

      2. DISCLOSURE OF INNOVATIONS. I agree to disclose in writing to the Company all inventions, improvements and other innovations of any kind that I may make, conceive, develop or reduce to practice, alone or jointly with others, during the term of my employment with the Company, whether or not they are related to my work for the Company and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, inventions, formulas, techniques, processes, tools, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software.

      3. ASSIGNMENT OF OWNERSHIP OF INNOVATIONS. I agree that all Innovations will be the sole and exclusive property of the Company and I hereby assign all of my rights, title or interest in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company's request and expense, during and after the period of my employment with the Company, I will assist and cooperate with the Company in all respects and will execute documents, and, subject to my reasonable availability, give testimony and take further acts requested by the Company to obtain, maintain, perfect and enforce for the Company patent, copyright, trademark, trade secret and other legal protection for the Innovations. I hereby appoint the President and Chief Executive Officer of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

      4. PROTECTION OF CONFIDENTIAL INFORMATION OF THE COMPANY. I understand that my work as an employee of the Company creates a relationship of trust and confidence between myself and the Company. During and after the period of my employment with the Company, I will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, suppliers or customers except as may


                                      -A1-
be necessary in the performance of my work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include innovations, methodologies, processes, tools, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to me orally, which I know or have reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. I will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of mine or that the Company regularly gives to third parties without restriction on use or disclosure. Upon termination of my work with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me any documents or materials or copies thereof containing any Confidential Information.

      5. OTHER AGREEMENTS. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment agreement, confidential information agreement, non-competition agreement or other agreement with any former employer or other party. I represent that I have not and will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public.

      6. DISCLOSURE OF THIS AGREEMENT. I hereby authorize the Company to notify others, including but not limited to customers of the Company and any of my future employers, of the terms of this Agreement and my responsibilities hereunder.

      7. INJUNCTIVE RELIEF. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and monetary damages alone would not adequately compensate the Company. The Company will therefore be entitled to injunctive relief to enforce this Agreement.

      8. ENFORCEMENT AND SEVERABILITY. I acknowledge that each of the provisions in this Agreement are separate and independent covenants. I agree that if any court shall determine that any provision of this Agreement is unenforceable with respect to its term or scope such provision shall nonetheless be enforceable by any such court upon such modified term or scope as may be determined by such court to be reasonable and enforceable. The remainder of this Agreement shall not be affected by the unenforceability or court ordered modification of a specific provision.

      9. GOVERNING LAW. I agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      10. SUPERSEDING AGREEMENT. I understand and agree that this Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.


                                      -A2-

      11. ACKNOWLEDGMENTS. I acknowledge that I have read this agreement, was given the opportunity to ask questions and sufficient time to consult an attorney and I have either consulted an attorney or affirmatively decided not to consult an attorney. I understand that this agreement does not alter the terms of an executed Employment Agreement with the Company, or in the absence of an Employment Agreement, this Agreement does not alter my status as an employee at will and that my employment may be terminated at any time, with or without cause. I also understand that my obligations under this Agreement survive the termination of my employment with the Company.


                               *.*.*.*.*.*.*.*.*.*


                                      -A3-

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written below.


Date: April 13, 1999                /s/ Andrew Glasgow
                                    ---------------------------------------
                                    Name of Employee: Andrew Glasgow

                                    Address:
                                            -------------------------------

                                            -------------------------------

                                            -------------------------------

                                    Happy Kids Inc.

Date: April 13, 1999                By:/s/ Jack M. Benun
                                       ------------------------------------
                                       Jack M. Benun, President




                                      -A4-